PURCHASE AGREEMENT

THIS AGREEMENT, made and entered into this 4th day of February, 2000, by and between FLORIDINO'S INTERNATIONAL HOLDINGS, INC., a Florida corporation, (3560 Cypress Gardens Road), hereinafter "FLORIDINO'S" and/or "Purchaser", and, CHRIS DALFO ("DALFO") and HILBERT BINDEROW ("BINDEROW"), P.O. Box 38, Palm City, Florida 34991 and/or "Sellers."

         WHEREAS DALFO and BINDEROW are the principals and officers, directors and sole stockholders of TRITON PRESTIGE PRODUCTS, INC., a Florida corporation, ("TRITON") and are desirous of entering into a transaction with FLORIDINO'S to sell to the Purchaser One Hundred (100%) Percent of the shares of common stock of TRITON, subject to the representations and conditions of this Agreement;

         NOW, THEREFORE, IN CONSIDERATION of $10.00 and other good and valuable considerations, and the promises and representations made by the parties each to the other, IT IS AGREED AS FOLLOWS:

         1.       SELLERS' REPRESENT:

                  a. TRITON is a Florida corporation, in good standing, heretofore organized
                                        1
on December 1, 1997. That DALFO and BINDEROW are the sole stockholders of the said corporation and are the sole officers and directors of said corporation and as such have full authority to enter into this transaction, based upon the following representations made to the Purchaser.

                  b. (i) TRITON is the holder of a valid lease agreement on a space of approximately nine thousand seven hundred fifty (9,750) square feet, Building "1", at the Sands Commerce Center, 3090 S.W. 42nd Avenue, Palm City, Florida. Said lease is for a period of ten (10) years from January 1, 2000 to December 31, 2009, The monthly rents as set forth in said lease, a copy of which is attached hereto as Exhibit "1", which total rental for the ten (10) year period equals Four Hundred Seven Thousand Five Hundred Fifty and 12/100 ($407,550.12) Dollars.

                           The security deposit of Six Thousand Twelve and
50/100 ($6,012.50) Dollars has been paid to the Lessor. Said premises is used for the assembly of pizza and related products.

                              INTENTIONALLY OMITTED

                  c. That attached hereto as Exhibit "2" is the Financial Statement of TRITON for the period ending October 31, 1999, which said Financial Statement is true and correct and represents the financial condition of the corporate entity as of that date.

                           It is agreed that the Sellers shall relieve the
corporation of all debt, including the two loans reflected on said statements. All Accounts Receivable and cash shall be assigned to the Sellers and all Accounts Payable shall be assumed by the Sellers. The Sellers shall indemnify and hold harmless TRITON and the Purchaser against any claim which may arise against TRITON or the Purchaser, as to any Accounts Payable.

                  d. That the following equipment is in good mechanical and operating order and has been installed or used in connection with the operation, all of which is owned by TRITON, and is free and clear of encumbrances, liens or obligations of any kind, nature or description, excepting as to the freezer:

                  5200 Square Feet of Freezer & Cooler;
                  1 Electric Forklift;
                  3 Pallet Jacks;
                  2 Stainless Steel Tables;
                  1 Cheese Grinder;
                  3 Desks;
                  2 Conference Tables;
                  2 File Cabinets;
                  1 Computer, Printer, Monitor;
                  1 Fax Machine;
                  1 Portable Pizza Oven;
                  1 Storage Cabinet;
                  Miscellaneous Utensils and Pans;
                  Assorted Chairs.
                                        3

                  e. That TRITON is free and clear of debt except the sole obligation of the company is by way of an obligation to DAWN FOOD PRODUCTS, INC., an Indiana corporation, on a promissory note in the original principal sum of Eighty-Four Thousand Two Hundred Forty and No/100 ($84,240.00) Dollars dated July 1, 1999. Payments required to be made under and pursuant to the terms of the said promissory note, are as follows:

                  a..      Year 1           -        $1,040.00 per month;
                  b.       Year 2           -        $1,300.00 per month;
                  c.       Year 3           -        $1,560.00 per month;
                  d.       Year 4           -        $1,820.00 per month;
                  e.       Year 5           -        $1,300.00 per month.

                  That the said promissory note is secured by a pledge of the freezer equipment. A copy of the Promissory Note and guaranty of Sellers is attached as Exhibit "3".

                  f. TRITON has heretofore conducted a business operation in Atlanta, Georgia, the facilities of which business operation have been closed and discontinued, No outstanding obligations exist in connection with the closing of such facility. If any such obligation arises, same shall be the sole obligation of DALFO and BINDEROW, and they shall indemnify and hold harmless TRITON and FLORIDINO'S as against any claim asserted, as a result of the operation and/or closure of the facility in Atlanta, Georgia.

                  g. That contained within the premises in Palm Beach and/or Palm City are certain inventories of ingredients which are used in the preparation of the products sold. That all of said inventories are usable and will be delivered at cost. Inventory thereof shall be taken prior to closing and payment thereof to the Sellers shall be in cash at closing (60 days).

                  h. Sales are forecast during the next three (3) years at Four Million Five Hundred Thousand ($4,500,000.00) Dollars, Exhibit "4", to be modified accordingly. Sellers acknowledge that the employment hereinafter provided is conditional upon Sellers achieving sales of not less than Four Million Five Hundred Thousand ($4,500,000.00) Dollars, over the next following three (3) years.

         2.       THE PURCHASE PRICE:

                  Based upon the foregoing representations by the Sellers and in consideration of the matters and things as set forth herein, DALFO and BINDEROW agree to convey One Hundred (100%) Percent of the outstanding stock of TRITON to FLORIDINO'S, in exchange for Fifty Thousand (50,000) Restricted Shares of Common Stock of FLORIDINO'S, subject to a three (3) year "Lock Up Agreement".

                  The said shares shall be issued upon closing subject to adjustment as hereinafter provided. The shares of FLORIDINO'S Common Stock which are registered trade in the Over the Counter marketplace ("OTC").

         3.       EMPLOYMENT AGREEMENTS:

                  a. As part of the transaction, TRITON shall employ DALFO and BINDEROW as Sales Agents of FLORIDINO'S or TRITON speciality products, which include those products presently prepared and distributed by TRITON and/or (FLORIDINO'S). Any brand names used by TRITON may be continued under the TRITON label, or at the discretion of FLORIDINO'S, such brand names may be modified as are determined by FLORIDINO'S. DALFO and BINDEROW shall produce gross sales of not less than Four Million Five Hundred Thousand ($4,500,00.00) Dollars, with an approximate operating margin of Twenty-Seven (27%) Percent over the next following three (3) years. From the said operating margin DALFO and BINDEROW shall be paid a sum equal to Seven and a Half (7.5%) Percent of the gross sales of FLORIDINO'S products. It is agreed that each shall be entitled to draw against annual maximum draw of Fifty Thousand ($50,000.00) Dollars each. In the event that commissions earned shall be more or less than the advance or draw, then an adjustment shall be made on the advance or draw and adjustments shall be effected as against a total of Fifty Thousand ($50,000.00) Dollars annual advance or draw by each of the parties. Commissions as against the draw shall be adjusted quarterly.

                  b. In the event that Sellers fail to achieve Four Million Five Hundred Thousand ($4,500,00.00) Dollars over the next following three (3) years of sales as represented, adjustment, at discretion of FLORIDINO'S shall be made as to the purchase price.

                           Upon Sellers increasing sales of FLORIDINO'S or
TRITON products under their division by a sum equal to Five Hundred Thousand ($500,00.00) Dollars per annum, then and in that event, the Sellers jointly shall receive Ten Thousand (10,000) Shares of restricted Common Stock of FLORIDINO'S subject to like provisions at the original shares issued. For each year that the Sellers shall cause a sales increase of Five Hundred Thousand ($500,000.00) Dollars over the prior year, they jointly shall receive as a bonus an additional Ten Thousand ($10,000) Shares of FLORIDINO'S stock, subject to like provisions as prior issuances.

         4.       CLOSING:

                  Closing shall occur on January , 2000 at such place as shall be agreeable to the parties.

                  As part of the consideration at time of closing the following adjustments shall be made:

                  a. The Security Deposit of Six Thousand Twelve and 50/100 $6,012.50) Dollars paid as to the lease described in Paragraph 1

                   b. shall be paid to Sellers; b. The sum of One Thousand Six Hundred ($1,600.00) Dollars covering all deposits for utilities including electric, water, gas, if any, shall be paid to Sellers by cash or check.

                  c. The agreed price of the Inventory described in 1(g) shall be evidenced by a note from FLORIDINO'S to the Sellers payable on installments over a sixty (60) day period.

                  d. The stockholder loan and other loan payable described in the October 31, 1999, Financial Statement shall be canceled and satisfied.

                  e. Any other required adjustments shall be made.

                  f. At time of closing, Sellers shall deliver to Purchaser all books and records of TRITON.

                  g. TRITON shall elect a Board of Directors of five (5) persons of which three (3) directors shall be designated by FLORIDINO'S.

                  h. A Board of Directors of TRITON shall be elected and recorded in the Minutes of the Corporation.

                  i. Purchaser shall direct its transfer agent to deliver the shares of Purchaser to Sellers with each Seller receiving such amount as directed by him, subject to the following restrictions placed thereon, to wit:

                  These securities have not been registered under the Securities Act of 1933, as amended ("Act"), or any state securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under the act and any applicable state securities laws is available.

                   In addition, Sellers shall execute a three (3) year "Lock Up Agreement" required by the Purchaser.

         5.       CONDITION TO CLOSING:

                   The closing is subject to satisfaction of the conditions that the representations and warranties of the Sellers and the Purchaser contained herein are true and correct and will be true and correct as of the Closing; the Sellers will have delivered to the Purchaser the items required and the Purchaser will have delivered to Sellers the items required and the Purchaser and

Sellers will have performed and complied with all agreements and the Purchaser and Sellers will have performed and complied with all agreements and conditions required by this Agreement to be performed and complied with by such party prior to or as of the Closing.

         6.       REPRESENTATIONS AND WARRANTIES OF THE PARTIES:

                  a. Authority of Parties, consents, Executions of Agreements. Parties have all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. No consent, authorization, approval, license, permit or order of, or filing with any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed hereunder. This Agreement has been duly executed and delivered by each and constitutes a valid and legally binding obligation of each, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

                  b. The Shares. The shares of each are free and clear of all liens, pledges, hypothecation, option, contract and other encumbrance, except pursuant to applicable law and the shares have not been sold, assigned, or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Sellers to sell or transfer the shares other than pursuant to this Agreement.

                  c. Common Stock of Purchaser. The Purchaser warrants and acknowledges that:

                  i. The shares of the Purchaser to be received by the Sellers have not been registered under the Securities Act of 1933 as amended ("Act"), or under applicable state blue sky laws;

                  ii. The Purchaser is acquiring One Hundred (100%) Percent of the shares of the corporation;

                  iii. The Sellers are aware that the shares of Purchaser may not be sold unless such shares are registered pursuant to the Act or qualify for an exemption from such registration; iv. That a legend shall be placed on the certificate evidencing the shares to be received by the Sellers, restricting sale and covering "lock up" period.

         7.       NOTICES:

                  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given physically delivered, delivered by overnight deliver, confirmed telecopy, telegram or courier, or three days after having been deposited in the United States Mail, as certified mail, return receipt requested, and with postage prepaid, addressed to the recipient at the address listed at the top of the first page of this Agreement. Any address may be changed by giving notice of such change in the foregoing manner to the other party, except that notices for changes of address will be effective only upon receipt.

         8.       ASSIGNMENT:

                  This Agreement and the rights hereunder may not be assigned in whole or in part by any of the parties without the prior written consent of the other parties.

         9.       FURTHER ASSURANCES:

                   All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement, including copies of all Minutes of each entity.

         10.     GENDER:

                  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.

         11.     CAPTIONS:

                 The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any of the provisions hereof.

         12.     ENTIRE AGREEMENT:

                 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

         13.     AMENDMENT:

                   This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

         14.     CHOICE OF LAW:

                 This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida.

         15.     EFFECT OF WAIVER:

                 The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

         16.     SEVERABILITY:

                 Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         17.     ENFORCEMENT:

                 Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorney's fees at all trial and appellate levels, expenses and costs. Venue for any such action, in addition to any other venue permitted by statute, will be Polk County, Florida.

         18.     BINDING NATURE:

                 This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties to this Agreement.

         19.     COUNTERPARTS:

                 This Agreement may be executed in one or more counterparts each of which will be deemed an original and all of which together will constitute one and the same instrument.

         20.     CONSTRUCTION:

                 This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

                 The parties, as evidenced by their signatures below, acknowledge that this Agreement has been presented to their attorneys and that their attorneys have had the opportunity to review and explain to them the terms and provisions of the Agreement, and that they fully understand those terms and provisions.

         IN WITNESS WHEREOF, the parties have respectively caused this Agreement to be executed on the date first above written,

Witnesses:                              FLORIDINO'S INTERNATIONAL
                                                 HOLDINGS, INC,
                                        a Florida corporation
------------------------------
(Print Name)
            ------------------

------------------------------
                                        By /s/
(Print Name)                               -----------------------------(SEAL)
            ------------------                 "PURCHASER"

------------------------------


As to Purchaser


------------------------------
(Print Name)
            ------------------

------------------------------
                                        By /s/
(Print Name)                               -----------------------------(SEAL)
            ------------------                 CHRIS DALFO

------------------------------          By /s/
                                           -----------------------------(SEAL)
                                               HILBERT BINDEROW

As to Sellers                                           "SELLERS"

                                   EXHIBIT 1

                                  TRITON LEASE

THIS LEASE, dated the 6th day of August  1999
Between

         NASSAU ARMS

         194 Nassau Street, Princeton, New Jersey 08542

                                  hereinafter referred to as the Landlord, and

         TRITON PRESTIGE PRODUCTS, INC.
         P.O. Box 38
         Palm City, Florida 34991

                                  hereinafter referred to as the Tenant,
WITNESSETH: That the Landlord hereby demises and leases unto the Tenant, and the Tenant hereby hires and takes from the Landlord for the term and upon the rentals hereinafter specified, the premises described as follows, situated in the City of Palm City County of Martin and State of Florida.

Space consisting of 9,750 square feet, using exterior dimensions, and being located in Building 1 in the Sands Commerce Center at 3090 S.W. 42nd Avenue, Palm City, Florida.

                 SEE ADDENDUM "B" FOR LOCATION OUTLINED IN RED.

         The term of this demise shall be for Ten (10) years plus the rent abatement period per beginning January 1, 2000 and ending December 31, 2009.

                                     *Paragraph 48th of Addendum "A" to Lease

         The rent for the demised term shall be ($                    )  which
shall accrue at the yearly rate of

         See Addendum "A" to Lease.

         The said rent is to be payable monthly in advance on the first day of each calendar month for the term hereof, in installments as follows:

         See Addendum "A" to Lease.

at the office of Nassau Arms, 194 Nassau Street, Princeton, New Jersey 08542 or as may be otherwise directed by the Landlord in writing.

         THE ABOVE LETTING IS UPON THE FOLLOWING CONDITIONS:

         First.- The Landlord covenants that the Tenant, on paying the said rental and performing the covenants and conditions in this Lease contained, shall and may peaceably and quietly have, hold and enjoy the demised premises for the term aforesaid.

         Second.- The Tenant covenants and agrees to use the demised premises for the assembly of pizza and related products and agrees not to use or permit the premises to be used for any other purpose without the prior written consent of the Landlord endorsed hereon.

         Third.- The Tenant shall, without any previous demand therefor, pay to the Landlord, or its agent, the said rent at the times and in the manner above provided. In the event of the non-payment of said rent, or any installment thereof, at the times and in the manner above provided, and if the same shall remain in default for ten days after becoming due, or if the Tenant shall be dispossessed for non-payment of rent, or if the leased premises shall be deserted or vacated, the Landlord or its agents shall have the right to and may enter the said premises as the agent of the Tenant, either by force or otherwise, without being liable for any prosecution or damages therefor, and may relet the premises as the agent of the Tenant, or receive the rent therefor, upon such terms as shall be satisfactory to the Landlord, and all rights of the Tenant to repossess the premises under this lease shall be forfeited. Such re-entry by the Landlord shall not operate to release the Tenant from any rent to be paid or covenants to be performed hereunder during the full term of this lease. For the purpose of reletting, the Landlord shall be authorized to make such repairs or alterations in or to the leased premises as may be necessary to place the same in good order and condition. The Tenant shall be liable to the Landlord for the cost of such repairs or alterations, and all expenses of such reletting. If the sum realized or to be realized from the reletting is insufficient to satisfy the monthly or term rent provided in this lease, the Landlord, at its option, may require the Tenant to pay such deficiency month by month, or may hold the Tenant in advance for the entire deficiency to be realized during the term of the reletting. The Tenant shall not be entitled to any surplus accruing as a result of the reletting. The Landlord is hereby granted a lien, in addition to any statutory lien or right to distrain that may exist, on all personal property of the Tenant in or upon the demised premises, to secure payment of the rent and performance of the covenants and conditions of this lease. The Landlord shall have the right, as agent of the Tenant, to take possession of any furniture, fixtures or other personal property of the Tenant found, in or about the premises, and sell the same at public or private sale and to apply the proceeds thereof to the payment of any monies becoming due under this lease, the Tenant hereby waiving he benefit of all laws exempting property from execution, levy and sale on distress or judgment. The Tenant agrees to pay, as additional rent, all attorney's fees and other expenses incurred by the Landlord in enforcing any of the obligations under this lease.

         Fourth.- The Tenant shall not sub-let the demised premises nor any portion thereof, nor shall this lease be assigned by the Tenant without the prior written consent of the Landlord endorsed hereon, which consent shall not be unreasonably withheld.

         Fifth.- The Tenant has examined the demised premises, and accepts them in their present condition (except as otherwise expressly provided herein) and without any representations on the part of the Landlord or its agents as to the present or future condition of the said premises. The Tenant shall keep the demised premises in good condition, and shall redecorate, paint and renovate the said premises as may be necessary to keep them in repair and good appearance. The Tenant shall quit and surrender the premises at the end of the demised term in as good condition as the reasonable use thereof will permit. The Tenant shall not make any alterations, additions, or improvements to said premises without the prior written consent of the Landlord. All erections, alterations, additions and improvements, whether temporary or permanent in character, which may be made upon the premises either by the Landlord or the Tenant, except furniture of movable trade fixtures installed at the expense of the Tenant, shall be the property of the Landlord and shall remain upon and be surrendered with the premises as a part thereof at the termination of his Lease, without compensation to the Tenant. The Tenant further agrees to keep said premises and all parts thereof in a clean and sanitary condition and free from trash, inflammable material and other objectionable matter. If this lease covers premises, all or a part of which are on the ground floor, the Tenant further agrees to keep the sidewalks in front of such ground floor portion of the demised premises clean and free of obstructions, snow and ice.

         Sixth.- In the event that any mechanics' lien is filed against the premises as a result of alterations, additions or improvements made by the Tenant, the Landlord, at its option, after thirty days notice to the Tenant, may terminate this lease and may pay the said lien, without inquiring into the validity thereof, and the Tenant shall forthwith reimburse the Landlord the total expense incurred by the Landlord in discharging the said lien, as additional rent hereunder.

         Seventh.- The Tenant agrees to replace at the Tenant's expense any and all glass which may become broken in and on the demised premises. Plate glass and mirrors, if any, shall be insured by the Tenant at their full insurable value in a company satisfactory to the Landlord. Said policy shall be of the full premium type, and shall be deposited with the Landlord or its agent.

         Eighth.- The Landlord shall not be responsible for the loss of or damage to property, or injury to persons, occurring in or about the demised premises, by reason of any existing or future condition, defect, matter or thing in said demised premises or the property of which the premises are a part, or for the acts, omissions or negligence of other persons or tenants in and about the said property. The Tenant agrees to indemnify and save the Landlord harmless from all claims and liability for losses of or damage to property, or injuries to persons occurring in or about the demised premises.

         Ninth.- Utilities and services furnished to the demised premises for the benefit of the Tenant shall be provided and paid for as follows: water and sewer by the Tenant; gas by the Tenant; electricity by the Tenant; heat by the Tenant; refrigeration by the Tenant; hot water by the Tenant. Electric, gas, equipment maintenance, replacement of equipment and yearly service of equipment which supplies heat, air, electric to the demised premises covered by this Lease are to be paid for by the Tenant with no portion thereof to be reimbursed or paid by the Landlord.

         The Landlord shall not be liable for any interruption or delay in any of the above services for any reason.

         Tenth.- The Landlord, or its agents, shall have the right to enter the demised premises at reasonable hours in the day or night to examine the same, or to run telephone or other wires, or to make such repairs, additions or alterations as it shall deem necessary for the safety, preservation or restoration of the improvements, or for the safety or convenience of the occupants or users thereof (there being no obligation, however, on the part of the Landlord to make any such repairs, additions or alterations), or to exhibit the same to prospective purchasers and put upon the premises a suitable "For Sale" sign. For three months prior to the expiration of the demised term, the Landlord, or its agents, may similarly exhibit the premises to prospective tenants, and may place the usual "To Let" signs thereon.

         Eleventh.- In the event of the destruction of the demised premises or the building containing the said premises by fire, explosion, the elements or otherwise during the term hereby created, or previous thereto, or such partial destruction thereof as to render the premises wholly untenantable or unfit for occupancy, or should the demised premises be so badly injured that the same cannot be repaired within ninety days from the happening of such injury, then and in such case the term hereby created shall, at the option of the Landlord, cease and become null and void from the date of such damage or destruction, and the Tenant shall immediately surrender, in which event the Landlord may re-enter and re-possess the premises thus discharged from this lease and may remove all parties therefrom. Should the demised premises be rendered untenantable and unfit for occupancy, but yet be repairable within ninety days from the happening of said injury, the Landlord may enter and repair the same with reasonable speed, and the rent shall not accrue after said injury or while repairs are being made, but shall recommence immediately after said repairs shall be completed. But if the premises shall be so slightly injured as not to be rendered untenantable and unfit for occupancy, then the Landlord agrees to repair the same with reasonable promptness and in that case the rent accrued and accruing shall not cease or determine. The Tenant shall immediately notify the Landlord in case of fire or other damage to the premises.

         Twelfth.- The Tenant agrees to observe and comply with all laws, ordinances, rules and regulations of the Federal, State, County and Municipal authorities applicable to the business to be conducted by the Tenant in the demised premises. The Tenant agrees not to do or permit anything to be done in said premises, or keep anything therein, which will increase the rate of fire insurance premiums on the improvements or any part thereof, or on property kept therein, or which will obstruct or interfere with the rights of other tenants, or conflict with the regulations of the Fire Department or with any insurance policy upon said improvements or any part thereof. In the event of any increase in insurance premiums resulting from the Tenant's occupancy of the premises, or from any act or omission on the part of the Tenant, the Tenant agrees to pay said increase in insurance premiums on the improvements or contents thereof as additional rent.

         Thirteenth.- No sign, advertisement or notice shall be affixed to or placed upon ay part of the demised premises by the Tenant, except in such manner, and of such size, design and color as shall be approved in advance in writing by the Landlord.

         Fourteenth.- This lease is subject and is hereby subordinated to all present and future mortgages, deeds of trust and other encumbrances affecting the demised premises or the property of which said premises are a part. The Tenant agrees to execute, at no expense to the Landlord, any instrument which may be deemed necessary or desirable by the Landlord o further effect the subordination of this lease to any such mortgage, deed of trust or encumbrance.

         Fifteenth.-


         Sixteenth.- The rules and regulations regarding the demised premises, affixed to this lease, if any, as well as any other and further reasonable rules and regulations which shall be made by the Landlord, shall be observed by the Tenant and by the Tenant's employees, agents and customers. The Landlord reserves the right to rescind any presently existing rules applicable to the demised premises, and to make such other and further reasonable rules and regulations as, in its judgment, may from time to time be desirable for the safety, care and cleanliness of the premises, and for the preservation of good order therein, which rules, when so made and notice thereof given to the Tenant, shall have the same force and effect as if originally made a part of this lease. Such other and further rules shall not, however, be inconsistent with the proper and rightful enjoyment by the Tenant of the demised premises.

         Seventeenth.- In case of violation by the Tenant of any of the covenants, agreements and conditions of this lease, or of the rules and regulations now or hereafter to be reasonably established by the Landlord, and upon failure to discontinue such violation within ten days after notice thereof given to the Tenant, this lease shall thenceforth, at the option of the Landlord, become null and void, and the Landlord may re-enter without further notice or demand. The rent in such case shall become due, be apportioned and paid on and up to the day of such re-entry, and the Tenant shall be liable for all loss or damage resulting from such violation as aforesaid. No waiver by the Landlord of any violation or breach of condition by the Tenant shall constitute or be construed as a waiver of any other violation or breach of condition, nor shall lapse of time after breach of condition by the Tenant before the Landlord shall exercise its option under this paragraph operate to defeat the right of the Landlord to declare this lease null and void and to re-enter upon the demised premises after the said breach or violation.

         Eighteenth.- All notices and demands, legal or otherwise, incidental to this lease, or the occupation of the demised premises, shall be in writing. If the Landlord or its agent desires to give or serve upon the Tenant any notice or demand, it shall be sufficient to send a copy thereof by registered mail, addressed to the Tenant at the demised premises, or to leave a copy thereof with a person of suitable age found on the premises, or to post a copy thereof upon the door to said premises. Notices from the Tenant to the Landlord shall be sent by registered mail or delivered to the Landlord at the place hereinbefore designated for the payment of rent, or to such party or place as the Landlord may from time to time designate in writing.

         Nineteenth.- It is further agreed that if at any time during the term of this lease the Tenant shall make any assignment for the benefit of creditors, or be decreed insolvent or bankrupt according to law, or if a receiver shall be appointed for the Tenant, then the Landlord may, at its option, terminate this lease, exercise of such option to be evidenced by notice to that effect served upon the assignee, receiver, trustee or other person in charge of the liquidation of the property of the Tenant or the Tenant's estate, but such termination shall not release or discharge any payment of rent payable hereunder and then accrued, or any liability then accrued by reason of any agreement or covenant herein contained on the part of the Tenant, or the Tenant's legal representatives.

         Twentieth.- In the event that the Tenant shall remain in the demised premises after the expiration of the term of this lease without having executed a new written lease with the Landlord, such holding over shall not constitute a renewal or extension of this lease. The Landlord may, at its option, elect to treat the Tenant as one who has not removed at the end of his term, and thereupon be entitled to all the remedies against the Tenant provided by law in that situation, or the landlord may elect, at its option, to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this lease, except as to duration thereof and double rent, and in that event the Tenant shall pay monthly rent in advance at two times the rate provided herein as effective during the last month of the demised term.

         Twenty-first.- If the property or any part thereof wherein the demised premises are located shall be taken by public or quasi-public authority under any power of eminent domain or condemnation, this lease, at the option of the Landlord, shall forthwith terminate and the Tenant shall have no claim or interest in or to any award of damages for such taking.

                                                          Pd check #1170 9/7/99
         Twenty-second.- The Tenant has this day deposited with the Landlord the sum of $6,012.50 as security for the full and faithful performance by the Tenant of al the terms, covenants and conditions of this lease upon the Tenant's part to be performed, which said sum shall be returned to the Tenant after the time fixed as the expiration of the term herein, provided the Tenant has fully and faithfully carried out all of said terms, covenants and conditions on Tenant's part to be performed. In the event of a bona fide sale, subject to this lease, the Landlord shall have the right to transfer the security to the vendee for the benefit of the Tenant and the Landlord shall be considered released by the Tenant from all liability for the return of such security; and the Tenant agrees to look to the new Landlord solely for the return of the said security, and it is agreed that this shall apply to every transfer or assignment made of the security to a new Landlord. The security deposited under this lease shall not be mortgaged, assigned or encumbered by the Tenant without the written consent of the Landlord.

         Twenty-third.- Any dispute arising under this lease shall be settled by arbitration. Then Landlord and Tenant shall each choose an arbitrator, and the two arbitrators thus chosen shall select a third arbitrator. The findings and award of the three arbitrators thus chosen shall be final and binding on the parties hereto.

         Twenty-fourth.- No rights are to be conferred upon the Tenant until this lease has been signed by the Landlord, and an executed copy of the lease has been delivered to the Tenant.

         Twenty-fifth.- The foregoing rights and remedies are not intended to be exclusive but as additional to all rights and remedies the Landlord would otherwise have by law.

         Twenty-sixth.- All the terms, covenants and conditions of this lease shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the parties hereto. However, in the event of the death of the Tenant, if an individual, the Landlord may, at its options, terminate this lease by notifying the executor or administrator of the Tenant at the demised premises.

         Twenty-seventh.- This lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in nowise be affected, impaired or excused because Landlord is unable to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any repairs, additions, alterations or decorations or is unable to supply or is delayed in supplying any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of governmental preemption in connection with the National Emergency declared by the President of the United States or in connection with any rule, order or regulation of any department or subdivision thereof of any governmental agency or by reason of the conditions of supply and demand which have been or are affected by the war.

         Twenty-eighth.- This instrument may not be changed orally.

         Twenty-ninth. - See Addendum "A" attached hereto and made a part hereof.

         Thirtieth. - See Addendum "B" attached hereto and made a part hereof.


         IN WITNESS WHEREOF, the said Parties have hereunto set their hands and seals the day and year first above written.

Witness:
                                        NASSAU ARMS                       (SEAL)
                                        ------------------------------------
                                                 Landlord

                                        By: /s/
---------------------------                ---------------------------------
                                                Jeffrey H. Sands


                                        TRITON PRESTIGE PRODUCTS, INC.   (SEAL)
                                        ------------------------------------
                                               Tenant



                                         By:
---------------------------                 --------------------------------

                              ADDENDUM "A" TO LEASE
                              ---------------------

            BETWEEN:                 NASSAU ARMS (Landlord)

            AND:                     TRITON PRESTIGE PRODUCTS, INC. (Tenant)

Rent
----

         The rent for the demised term shall be Four Hundred Seven Thousand Five Hundred Fifty and 12/100 Dollars ($407,550.12), which shall accrue at the rate of:

                           1/1/00-12/31/00 - $36,075.00 per year/$3,006.25 per
                           month/$3.70 per RSF

                           1/1/01-12/31/01 - $37,050.00 per year/$3,087.50 per
                           month/$3.80 per RSF

                           1/1/02-12/31/02 - $38,025.00 per year/$3,168.75 per
                           month/$3.90 per RSF

                           1/1/03-12/31/03 - $39,000.00 per year/$3,250.00 per
                           month/$4.00 per RSF

                           1/1/04-12/31/04 - $39,975.00 per year/$3,331.25 per
                           month/$4.10 per RSF

                           1/1/05-12/31/05 - $40,950.00 per year/$3,412.50 per
                           month/$4.20 per RSF

                           1/1/06-12/31/06 - $41,925.00 per year/$3,493.75 per
                           month/$4.30 per RSF

                           1/1/07-12/31/07 - $43,387.56 per year/$3,615.63 per
                           month/$4.45 per RSF

                           1/1/08-12/31/08 - $44,850.00 per year/$3,737.50 per
                           month/$4.60 per RSF

                           1/1/09-12/31/09 - $46,312.56 per year/$3,859.38 per
                           month/$4.75 per RSF

         The said rent is to be payable monthly in advance on the first day of each month for the term hereof.

Condition of Premises
---------------------

         5th - Upon the expiration or earlier termination of the Lease, Tenant agrees, at its cost, to remove any freezers or refrigerators in the premises which it purchases from the current tenant, Dawn Food Products, or otherwise.

Observation of Laws, Ordinances, Rules and Regulations
------------------------------------------------------

         12th - (continued) - At the end of the first sentence in of Paragraph 12th of the form lease, insert the following: "including but not limited to the Martin County Wellfield Rules and Protection Ordinance No. 428 which was adopted on July 27th, 1993 amending Regulations Chapter 12 of the Martin County Code of Laws and Ordinances for Wellfield Protection to provide guidelines for determining which non-residential activities shall install a monitoring well or a leak detection system and which businesses and retail activities shall provide an inventory of regulated substances, emergency collection devices and spill reports.

Signs
-----

         13th - (continued) - The Tenant understands and agrees that it can only place a sign on the door leading to the leased premises. The Landlord will install a separate tenant directory on which the Tenant can place its name. The Landlord agrees to pay the cost of the sign structure, however, the Tenant agrees to pay the cost of the Tenant's insert for the directory. The Tenant agrees to comply with the Landlord's color selection for the insert and lettering.

Taxes, Insurance, and Common Area Maintenance
---------------------------------------------

         31st - It is understood and agreed that the Tenant will pay any and all real estate taxes or any taxes in the future that may be considered real estate taxes or sales tax levied Area on rents based upon the premises' square foot area in direct relation to the total floor area of the structure(s). The Tenant also agrees to pay any and all insurance the Landlord decides to place upon the property which shall include but not be limited to fire, liability, boiler, rent insurance, etc. The total insurance bill for the structure(s) shall be paid for on a square footage pro rata basis by the Tenant. Further, the Tenant agrees to pay for any and all common area maintenance including but not limited to parking lot and driveway maintenance (including patching and resurfacing), exterior maintenance, electric, lawn and landscape maintenance, maintenance and management personnel's salaries including payroll taxes, and other expenses and capital improvements necessary to maintain the property in good working order including a management fee of 3.5% of the minimum rent and all additional rent due under this Lease. The total common area maintenance amount for the property and structure shall be paid for on a square footage pro rata basis by the Tenant. The above real estate taxes, insurance, and common area maintenance ("TIM") charges will be added to the monthly rental and paid monthly and will be considered part of that month's rent under the terms of this lease.

Premises and Area Maintenance
-----------------------------

         32nd - It is understood and agreed that the Tenant will and provide for his own janitorial service for the area leased and to obtain and pay for the cost of a dumpster to remove all trash from the leased premises. Tenant agrees to keep the cover to the dumpster closed at all times and pick up debris around the dumpster, whether or not caused by Tenant. The tenant agrees to clean, keep in a clean condition, and maintain or replace the windows and door including aluminum. The Tenant further agrees to clean the sidewalk, if any, directly in front of the premises. Should the Tenant not maintain the premises or remove the trash, the Landlord is hereby authorized to do same and add the cost of same plus 25% to the following month's rent under the terms of this lease. Tenant will be given ten (10) days written notice by Landlord in situations other than emergencies.

Net Lease
---------

         33rd - It is understood and agreed that this is a net, net lease in all respects and further that the Tenant upon vacating the demised premises will leave the premises as he found them subject to normal wear and tear.

Roof
----

         34th - Landlord and Tenant agree that the roof and exterior of the demised premises is presently in satisfactory condition. The Landlord hereby agrees to maintain the above named areas and be responsible for the maintenance, repairs or replacements during the life of this lease or any option or extensions thereof as part of the TIM charges set forth above except if due to the negligence of Tenant, its employees, agents or contractors. If Tenant is required to so make repairs due to such negligence, prior to any repairs, Tenant agrees to notify Landlord of work to be done and by which roof contractor. Should the Tenant not repair the roof if required, then the Landlord has the option of repairing it and charging Tenant the cost plus 25%.

Default
-------

         35th - Tenant agrees to pay as rent in addition to the minimum rental herein reserved, any and all sums which may become due by reason of the failure of Tenant to comply with all the covenants of this lease and to pay any and all damages, costs and expenses which the Landlord might suffer or incur by reason of any default of the Tenant, or failure on his part to comply with the covenants of this Lease. Further, the Tenant agrees to pay for any and all damages to the demised premises or to any other portion of the property caused by any act or neglect of the Tenant or any of his patrons.

Late Charge
-----------

         36th- It is understood and agreed that a late charge of 5% of the current month's rent will be paid by the Tenant should his rent not be received by the Landlord on or before the 10th day of the month for which the rent covers; further, a second late charge of 5% of the current month's rent will be paid by the Tenant if his rent is not received by the 20th day of the month for which the rent covers; thus making a total of 10% and the Landlord reserves the right to cancel this lease.

Exterior Storage
----------------

         37th - The Tenant agrees not to store any property on the exterior of the demised premises.

Certificate of Occupancy
------------------------

         38th - If required by the County, State or City, it is the responsibility of the Tenant to obtain the Certificate of Occupancy including any costs thereof. Tenant shall supply to the Landlord a copy of the permanent Certificate of Occupancy.

Fire Extinguisher, Exit Signs and Sprinklers
--------------------------------------------

         39th - Tenant agrees if required by applicable government authorities with jurisdiction over the premises to (i) furnish all required fire extinguishers and stand pipes in or and near the premises and modify the sprinkler system in the premises; and (ii) furnish any exit signs in addition to the two exit signs furnished by Landlord in the premises, and further maintain all of the foregoing. Tenant will further hook up electricity to all exit signs in the premises for internal traffic flow.

Workers Compensation Insurance
------------------------------

         40th - The Tenant will secure a Workers Compensation Insurance Policy covering all employees of the Tenant and provide the Landlord with a copy thereof. In the event that it is contemplated that the Tenant shall have no employees, then in that event, the Tenant will secure a minimum Workers Compensation Insurance Policy, and provide the Landlord with a copy thereof.

Sublet
------

         41st - Tenant will neither assign this lease nor sublet the premises or any part thereof without the written approval of Landlord not to be unreasonably withheld. If Tenant desires to assign this lease or to sublet all or part of the premises, it must, prior to entering into such assignment or sublease, serve notice upon Landlord of its intention to make such assignment or subletting which notice will contain (i) the name and address of the proposed assignee or subtenant,
         (ii) the full and complete terms and conditions of the assignment or subletting and in the case of subletting the exact space to be sublet,
         (iii) a financial statement from the proposed assignee or subtenant,
         (iv) the nature of the proposed assignee's or subtenant's business and its proposed use of the premises, and (v) a copy of plans and specifications for any required alterations to the premises. If Landlord approves the assignment or sublet, same is conditioned upon Tenant's delivery to Landlord, in recordable form and within ten days after its execution, of a duplicate original of the assignment or sublease and, in the event of an assignment, an agreement reasonably acceptable to Landlord wherein the assignee assumes and agrees to keep, observe and perform all the covenants, conditions and obligations of Tenant under the lease. Notwithstanding any assignment, sublease or other occupancy, with or without Landlord's consent, Tenant will remain primarily liable on this lease unless expressly agreed by the Landlord to the contrary, in writing. Landlord may require as a condition to its consent to an assignment or sublease that the then current rent and any future rent be increased by up to 25%.

Extermination
-------------

         42nd - Tenant understands and agrees that he is responsible for ordering and paying the cost of any extermination of bugs or insects found in the premises.

Assessments
-----------

         43rd - Tenant understands and agrees to pay his pro rata share of any assessments to the property from any governmental authority including but not limited to the federal, state, county or municipal government. It is understood and agreed that the Tenant is to pay this cost only if the assessment and work is established after the commencement of this lease. The pro rata share of the Tenant shall be the product of (1) the amount of any cost, fee, assessment or other levy or expenditure as hereinabove recited and (2) a fraction, the numerator of which is the square footage of the floor area of the demised premises and the denominator of which is the total square footage of the floor area in the structure(s) determined as of the commencement of the lease year.

Application of Monies Received
------------------------------

         44th - All monies received from a Tenant shall be applied first to late charges (if any), and the TIM charge, other monies due and owning the Landlord (if any), and lastly applied to the rent. The Tenant agrees that should any monies be more than twenty (20) days in arrears, the Tenant is to pay by money order, certified check, or in cash. A personal check will not be accepted. The Tenant agrees that should a check ever "bounce" for any reason whatsoever, a return check fee will be paid the Landlord in the amount of $75.00.

Delivery Date
-------------

         45th - Landlord shall deliver the premises to Tenant on or about November 1, 1999.

Warehouse Key
-------------

         46th - Tenant understands and agrees to supply Landlord with a key should the locks be changed for any reason whatsoever. Landlord shall require a working key to the demised premises at all times in case of emergency. Should Tenant fail to supply Landlord with a working key to the demised space, then in that event, Tenant shall hold Landlord harmless for any and all damages should Landlord be required to forcibly enter the demised space due to an emergency situation.

AS IS
-----

         47th - The Tenant agrees to Lease the premises in an "AS IS" condition with no work to be performed by Landlord whatsoever, except Landlord, at its cost, will build a demising wall to divide the existing 19,500 square foot premises and separate the lighting and the electrical service. Tenant has agreed to pay $20,000.00 toward the cost of the above work to be performed by Landlord, which $20,000.00 sum will be advanced to Landlord from the proceeds of the Loan referenced below. Landlord will loan or cause to be loaned to Tenant a Tenant Improvement Allowance of $40,000 payable to the Tenant as follows: (1) $20,000 will be advanced to Landlord when Landlord commences the above work; (2) 25% which equals $10,000 will be advanced to Tenant when Tenant obtains its building permit and commences its improvements to the space to build a clean room within the premises; and (3) 25% which equals $10,000 will be advanced to Tenant when Tenant obtains a final unconditional certificate of occupancy for the premises and commences business operations. The loan will be amortized on a straight line basis over five (5) years at ten percent (10%) interest and paid in sixty (60) equal consecutive installments of $849.88 per month together with Tenant's payment of rent.

         Tenant, at its cost, will install and be responsible for the installation of any and all other Tenant Improvements including but not limited to bathroom, lighting, etc. Tenant agrees not to make any alterations to the type of electrical service entering the building without Landlord's approval not to be unreasonably withheld.

Rental Commencement
-------------------

         48th - The Landlord and Tenant agree that the base rental payments are abated until January 1, 2000 and shall commence on January 1, 2000 whether or not the Tenant has commenced business operations.

Financial Statements
--------------------

         49th - Tenant agrees to supply Landlord with its most current financial statements at the time of or prior to the full execution of this lease. Landlord has five (5) days to review the financial statements and either terminate or continue with this lease. If the Landlord does not respond within the five (5) day period, the Landlord's option to terminate this lease, based on the financial statements, is voided.

Sewer and Water Usage
---------------------

         50th - The Tenant agrees that should it be determined by the Landlord it is utilizing an excessive amount of water and consequently sewer, the Landlord at its option may give the Tenant twenty (20) days notice to install a water meter on the water line entering the premises at the Tenant's sole cost. The water meter will be utilized to read the amount of water used by the Tenant with said amount being used to determine the sewage usage as well. The Tenant further agrees to pay the water and sewer bills as billed by the Landlord in accordance with the above usage. The Landlord agrees to bill the Tenant based on the rates it is billed by Martin Downs Utilities Authority. The above is necessary to protect other tenants on the property which do not utilize and excessive amount of sewer and water.

Lease Insurance
---------------

         51st. - Tenant shall obtain and keep in full force and effect during the term of this lease at its own cost and expense Commercial General Liability Insurance, such insurance to afford protection in the an amount of not less than $1,000,000. for injury or death to any one person, $1,000.000. for injury or death arising out of any one occurrence, and $1,000,000. for damage to property, protecting and naming the Landlord and the Tenant as insureds against any and all claims for personal injury, death or property damage occurring in, upon, adjacent, or connected with the demised premises and any part thereof. Tenant shall pay all premiums and charges therefore and upon failure to do so Landlord may, but shall not be obligated to, make such payments and in such latter event the Tenant agrees to pay the amount thereof to Landlord on demand and said sums shall be deemed to be additional rent and in each instance collectible on the first day of any month following the date of notice to Tenant in the same manner as though it were rent originally reserved hereunder, together with interest thereon at the rate of three points in excess of prime rate from the Chase Manhattan Bank, N.A., as same may change from time to time (the "Interest Rate"). Tenant will use its best efforts to include in such commercial general liability insurance policy a provision to the effect that same will be non-cancelable, except upon reasonable advance written notice to Landlord. The original insurance policies or appropriate certificates shall be deposited with the Landlord together with any renewals, replacements or endorsements to the end that said insurance shall be in full force and effect for the benefit of the Landlord during the term of this lease. In the event Tenant shall fail to procure and place such insurance, the Landlord may, but shall not be obligated to, procure and place same, in which event (the amount of the premium paid shall be refunded by Tenant to the Landlord upon demand and shall in each instance be collectible on the first day of the month or any subsequent month following the date of payment by Landlord, in the same manner as though said sums were additional rent reserved hereunder together with interest thereon at the rate of three points in excess of prime rate of the Chase Manhattan Bank, N.A., as same may change from time to time.

Parking
-------

         52nd - Tenant will be entitled to non-designated parking spaces in the parking lot directly in front of its premises. The tenant agrees that it will not utilize the parking located directly in front of or to the rear of the leased premises. The Tenant agrees not to utilize any parking in front of or to the rear of any other Tenant's premises unless it has first obtained permission from that individual or entity.

Option to Renew
---------------

         53rd - The Tenant is granted one (1) five (5) year option to renew the lease under the same terms and conditions as set forth herein, except that the rent shall be increased as set forth below. The option period shall automatically commence ten (10) years from the commencement date of the above referenced lease and terminate five (5) years from the commencement date of the option period. If Tenant does not desire to renew the lease, the Tenant must serve written notice by certified mail, return receipt requested, on the Landlord nine (9) months prior to the expiration date of the above lease, TIME BEING OF THE ESSENCE. If notice is not received by such time, the lease will automatically renew. Landlord may void Tenant's option to renew this lease at its option if Tenant has not fulfilled completely in a timely manner all terms and conditions of this lease.

         The rent for the five (5) year option period shall be as follows:

                  1/1/10-12/31/10 - $47,775.00 per year/$3,981.25 per
                  month/$4.90 per RSF 1/1/11-12/31/11 - $49,237.56 per
                  year/$4,103.13 per month/$5.05 per RSF 1/1/12-12/31/12 -
                  $50,700.00 per year/$4,225.00 per month/$5.20 per RSF
                  1/1/13-12/31/13 - $52,162.56 per year/$4,346.88 per
                  month/$5.35 per RSF 1/1/14-12/31/14 - $53,625.00 per
                  year/$4,468.75 per month/$5.50 per RSF

         The rents for the option period shall be paid in 1/12 equal monthly installments due on the first of each month. Tenant agrees that the demised space is accepted during the renewal period(s) in an "AS IS" condition. Tenant further under-stands that the above figures do not include the taxes, insurance and maintenance (TIM) reimbursements, as called for in Paragraph 31st of the above lease, which shall continue to be due and payable in addition to the rent.

Broker
------

         54th - The Tenant warrants and represents that it has not dealt or negotiated with any real estate broker or salesperson in connection with this Lease other than Progressive Properties of Stuart, Inc., who Tenant acknowledges is an agent for and represents the Landlord, and Tenant shall indemnify, defend and hold the Landlord free and harmless from any and all loss, liabilities, expenses, costs, claims or damages by any person or firm claiming to have negotiated or brought about this lease, except as herein provided. Landlord will give prompt notice to Tenant after any such claim is made by any broker. Tenant will have the right to defend such claim and Landlord will not pay or settle such claim as long as Tenant is defending same.

Hazardous or Toxic Chemicals
----------------------------

         55th - The Tenant agrees not to utilize hazardous or toxic chemicals on the premises. Further, the Tenant agrees to dispose of any materials in accordance with all federal, state and county laws. Tenant agrees not to dispose of any materials utilized by its business, into the public sewer. Should the Tenant contaminate any portion of the premises or the surrounding property owned by the Landlord, the Tenant agrees to expeditiously clean said contamination at its sole cost and expense. Further, the Tenant agrees to indemnify, defend and hold the Landlord harmless from any costs, claims, damages, etc., due to said contamination.

         At Landlord's sole option, Tenant, at Tenant's sole cost, will cause to be performed periodic environmental inspections by an environmental consultant reasonably satisfactory to Landlord to confirm the absence of hazardous substances or toxic chemicals at the premises or the center due to Tenant's acts or omissions. Tenant agrees to promptly furnish Landlord with copies of all documents including correspondence to and from Tenant, its consultants and any governmental agency with authority over the premises and final versions and draft forms of all report(s) of such consultant(s). Should the environmental consultant(s)
         note violations or potential violations of any Federal, State or other environmental regulations or requirements caused by Tenant's, its agents' and employees' acts or omissions, then Tenant will, at its sole expense, immediately correct such conditions and provide Landlord with proof of such corrections. Upon the expiration or earlier termination of this lease, Tenant will obtain, at its sole cost, any necessary environmental approvals from the applicable governmental authorities. Tenant's obligations in this Paragraph 55th shall survive the expiration or earlier termination of the lease.

Liability
---------

         56th - Notwithstanding anything to the contrary provided in this Lease, if Landlord or any successor in interest of Landlord shall be a mortgagee, or an individual, joint venture, tenancy in common, firm or partnership, general or limited, or limited liability company, it is specifically understood and agreed that there shall be absolutely no personal liability on the part of the Landlord or such mortgagees or such individual or on the part of the members of such firm, partnership, joint venture or limited liability company with respect to any for the terms, covenants, and conditions of this Lease, and that Tenant shall look solely to the equity of the Landlord or such successor in interest in the premises and the building of which the premises is a part and not to any other assets of the Landlord or any successor in interest for the satisfaction each and every remedy of Tenant in the event of any breach by Landlord or by such successor in interest of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of personal liability to be absolute and without any exception whatsoever.

Noise and Odor
--------------

         57th - No Tenant shall make, or permit to be made, any unseemly or disturbing noises, objectionable odors which disturb or interfere with occupants of this or neighboring premises or those having business with them. Tenant shall not permit animals to be brought or kept on the premises.

                                    EXHIBIT 2

DONAHUE ASSOCIATES, INC.
CERTIFIED PUBLIC ACCOUNTANTS
354 Main Street, Chatham, N.J. 67928
Phone (973) 635-2111, Fax (973) 635-0992


Nick Pirgousis
Floridino's International Holdings, Inc.


This opinion is issued in regards to the proposed purchase of Triton by Floridino's International Holdings. I have reviewed and performed certain auditing procedures on the accompanying balance sheet and income statement of Triton Prestige Products, Inc. These tests included reviewing the sales activity from April 1999 through October 1999 and tracing the individual sales transaction to purchase orders fro the month of September 1999. I also prepared an aged receivable listing for the period involved and traced cash received per the general ledger to the actual band statements for the months of August, September, and October 1999. I also reviewed the general ledger for proper presentation and timeliness of accounting entries.

In addition to the above procedures, I have sent independent confirmations to Triton's bank and lawyer to verify any unrecorded liabilities or claims. Pending the receipt of these confirmations and based upon the limited testing performed I can attest that the financial statements and schedules presented herein have been compiled accurately and are in accordance with generally accepted accounting principles.

Chatham, NJ
December 7, 1999

                         TRITON PRESTIGE PRODUCTS, INC.
                             STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDING OCTOBER 31, 1999



Net sales                                                              $325,222
Less cost of sales
                  Material purchases                  $225,702
                  Direct labor                          58,940
                  Other expenses and supplies           53,183
                  Less ending inventory                (39,281)        (298,544)
                                                      --------     ------------

Gross profit                                                             26,678


Less selling general and administrative expenses                        (67,651)
                                                                   ------------

Income from Operations                                                  (40,973)

Other income (expenses):
         Interest expense                                                (2,250)
                                                                   ------------

Net Income before Income Taxes                                          (43,223)

Income tax expense                                                            0
                                                                   ------------

Net Income                                                             ($43,223)
                                                                   ============

                         TRITON PRESTIGE PRODUCTS, INC.
                         STATEMENT OF FINANCIAL POSITION
                             AS OF OCTOBER 31, 1999

ASSETS

Current assets:
         Cash                                                         $     970
         Accounts receivable                                             47,565
         Inventory                                                       39,281
                                                                      ---------

             Total Current Assets                                        87,816


Property and equipment                                                    4,521
    Loans improvements

Other assets:
         Security deposit                                                 9,704
         Organization costs                                               4,000
                                                                      ---------

                           Total Assets                               $ 106,041
                                                                      =========



LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                             $  46,264
         Loan payable                                                    50,000
         Stockholder loan payable                                        52,500
                                                                      ---------

            Total Current Liabilities                                   148,764

Shareholders' Equity

         Common stock                                                       500
         Retained deficit                                               (43,223)
                                                                      ---------

                  Total Liabilities & Shareholders' Equity            $ 106,041
                                                                      =========

                                   EXHIBIT 3

                                 PROMISSORY NOTE

$84,240.00                                                         July 1, 1999

         FOR VALUE RECEIVED, the undersigned, Triton Prestige Products, Inc., a Florida corporation (the "Obligor") hereby promises to pay to the order of Dawn Food Products, Inc., an Indiana corporation (the "Obligee") the principle sum of Eighty Four Thousand, Two Hundred Forty ($84,240.00) Dollars together with any other charges which may be due as provided hereunder at Obligee's offices at 8601 NW 81st Road, Suite 3, Medley, Florida 33178.

         1. This amount represents the purchase by Obligor of a freezer, of approximately 2500 square feet, together with an adjacent insulated freezer section of approximately 1,800 square feet and a 900 square foot cooler section, all of which is owned by Obligee. The freezers, cooler, and related refrigeration equipment are located at 3090 SW 42nd Avenue, Palm City, Florida 34990, ("Warehouse"). Two of the five refrigeration units and two panels will be removed by Obligee and are not included in the purchase. The refrigeration unit which currently services the 900 square foot cooler section will be moved, at the Obligee's cost, to the 1,800 square foot freezer section. The resulting open doorways between 2,500 and 1,800 square foot freezer sections will require the installation of a doorway or insulated curtain. Such installation shall be the responsibility, and for the expense, of the Obligor.

         2. Subsequent to the date of this Promissory Note, any removal of the freezers and cooler or repairs to the warehouse needed as a result of such removal shall be the sole responsibility of the Obligor. Further, the Obligor will indemnify and hold the Obligee harmless against any claims by the landlord or any other party for costs or damages incurred as a result of Obligor's actions in removing, or not removing, the freezers and cooler.

         3. At any time the Obligor may prepay the remaining unpaid payments, without discount.

         4. The freezers, cooler, panels and refrigeration units (collectively "Freezer") are accepted by the Obligor "as is and where is" and Obligor hereby acknowledges that Obligee makes no representations as to condition, suitability or fitness for purpose, nor does the Obligor warrant the Equipment in any way.

         5. Principal payments shall be payable in accordance with the schedule attached as "Exhibit A", and shall be due on the first day of each month, beginning November 1, 1999, until repaid in full. Such date of final payment in full shall be no later than October 1, 2004.

         6. Any payment of principal not received by Obligee within seven (7) days will be subject to an interest charge at an annual rate of 10%, calculated from the date the payment was due until the date the payment was actually received.

         7. The purchase of the Freezer by the Obligor is contingent upon the signing of a lease agreement between the Obligor and Warehouse landlord for a period of at least five (5) years. This Promissory Note and attached Guaranty Agreement will become an attached exhibit to the Obligor's lease.

         8. Effective with the date of this Promissory Note, Obligor will be responsible for all repairs and maintenance to the Freezer and will provide appropriate insurance coverage for property damage and general liability.

         9. This Promissory Note is secured by a Guaranty Agreement between Obligor's Principals and Obligee which is attached as "Exhibit B".

         10. The Obligor agrees to execute any and all UCC-1 filings and other security agreements required to secure an unconditional lien on the Freezer, for the benefit of the Obligee.

         11. If any installment of this note remains unpaid 30 days after it due date, or if a proceeding in bankruptcy, receivership or insolvency shall be instituted by or against the Obligor, or if the Obligor shall make assignment for the benefit of creditors, the entire amount of this Promissory Note, including any interest due, shall become due and payable at the election of the Obligee without notice and the payment and acceptance of any sum at any time on account of this Promissory Note shall not be a waiver of such right of election.

         12. Obligor agrees to pay on demand all costs and expenses of the Obligee in connection with the enforcement of this Promissory Note and the Guaranty Agreement referred to above, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Obligee. The Obligee hereby waives presentment for payment, demand, notice of dishonor and protest of this Promissory Note and further agrees that this Promissory Note shall be deemed to have been made under the laws of the State of Michigan in all respects, including matters of construction, validity in performance, and that none of its terms or provisions may be waived, altered, modified or amended except as the Obligee may consent in writing, duly signed for on its behalf.

Date                                              Triton Prestige Products, Inc.
     -----------------------------

Witness
       ---------------------------                ------------------------------
                                                  By: Christopher L. Dalfo

                                    EXHIBIT A
                       SCHEDULE OF PAYMENTS DUE UNDER THE
                       PROMISSORY NOTE DATED JULY 1, 1999


Paym't                                               Paym't
No.               Due Date          Amount           No.               Due Date                  Amount

1        November 1, 1999           1,040.00         31                May 1, 2002               1,560.00
2        December 1, 1999           1,040.00         32                June 1, 2002              1,560.00
3        January 1, 2000            1,040.00         33                July 1, 2002              1,560.00
4        February 1, 2000           1,040.00         34                August 1, 2002            1,560.00
5        March 1, 2000              1,040.00         35                September 1, 2002         1,560.00
6        April 1, 2000              1,040.00         36                October 1, 2002           1,560.00
7        May 1, 2000                1,040.00         37                November 1, 2002          1,820.00
8        June 1, 2000               1,040.00         38                December 1, 2002          1,820.00
9        July 1, 2000               1,040.00         39                January 1, 2003           1,820.00
10       August 1, 2000             1,040.00         40                February 1, 2003          1,820.00
11       September 1, 2000          1,040.00         41                March 1, 2003             1,820.00
12       October 1, 2000            1,040.00         42                April 1, 2003             1,820.00
13       November 1, 2000           1,300.00         43                May 1, 2003               1,820.00
14       December 1, 2000           1,300.00         44                June 1, 2003              1,820.00
15       January 1, 2001            1,300.00         45                July 1, 2003              1,820.00
16       February 1, 2001           1,300.00         46                August 1, 2003            1,820.00
17       March 1, 2001              1,300.00         47                September 1, 2003         1,820.00
18       April 1, 2001              1,300.00         48                October 1, 2003           1,820.00
19       May 1, 2001                1,300.00         49                November 1, 2003          1,300.00
20       June 1, 2001               1,300.00         50                December 1, 2003          1,300.00
21       July 1, 2001               1,300.00         51                January 1, 2004           1,300.00
22       August 1, 2001             1,300.00         52                February 1, 2004          1,300.00
23       September 1, 2001          1,300.00         53                March 1, 2004             1,300.00
24       October 1, 2001            1,300.00         54                April 1, 2004             1,300.00
25       November 1, 2001           1,560.00         55                May 1, 2004               1,300.00
26       December 1, 2001           1,560.00         56                June 1, 2004              1,300.00
27       January 1, 2002            1,560.00         57                July 1, 2004              1,300.00
28       February 1, 2002           1,560.00         58                August 1, 2004            1,300.00
29       March 1, 2002              1,560.00         59                September 1, 2004         1,300.00
30       April 1, 2002              1,560.00         60                October 1, 2004           1,300.00


                                   EXHIBIT B

                                    GUARANTY

         For and in consideration of Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned (hereinafter referred to as "Guarantors") hereby unconditionally guarantee to Dawn Food Products, Inc., its successors and assigns (hereinafter referred to as "Obligee") that Triton Prestige Products, Inc., whose address is 3090 SW 42nd Avenue, Palm City, Florida 34990 (the "Obligor") shall promptly and fully perform, pay and discharge all of its present and future liabilities, obligations and indebtedness to Obligee under a Promissory Note between Obligor and Obligee, dated July 1, 1999 (the "Note"), all of which liabilities, obligations and indebtedness are herein individually and collectively call the "Indebtedness". This Guaranty is an absolute and unconditional Guaranty of payment and not of collectability. If the Obligor fails to pay the Indebtedness promptly as the same becomes due, or otherwise fails to perform any obligation under the Note, guarantors agree to pay on demand the entire Indebtedness and al losses, costs, attorney fees and expenses which may be suffered by Obligee by reason of the Obligor's default or the default of the Guarantors hereunder, without requiring Obligee to 1) proceed against the Obligor by suit or otherwise, or 2) exercise, pursue or enforce any right or remedy Obligee may have against the Obligor or any other party.

         Guarantor hereby waive notice of any adverse change in the Obligor's condition or of any other fact which might materially increase Guarantors' risk, whether or not Obligee has knowledge of the same.

         All rights and remedies of Obligee are cumulative and not alternative. Each provision of this Guaranty is intended to be severable. Any term or provision hereof declared to be contrary to, prohibited by or invalid under applicable laws or regulations shall be inapplicable and deemed omitted herefrom, but shall not invalidate the remaining terms and provisions hereof.

         IN WITNESS WHEREOF, the Guarantors have executed the Guaranty this 15 day of July 1999.

                                                   GUARANTORS:

------------------------------                     ----------------------------
Witness                                            Christopher L. Dalfo


------------------------------                     ----------------------------
Witness                                            Hilbert Binderow

                                   EXHIBIT 4

                           TRITON PRESTIGE PRODUCTION
                              SALES ACTIVITY SHEET
                       MARCH 199_ THROUGH OCTOBER 1, 199_



                                                                                                                            ANNUAL
CLIENT                                MARCH   APRIL     MAY      JUNE     JULY      AUGUST   SEPT     OCT        TOTALS    MINIMUM
                                                                                                                           YR 2000
                                                                                                                           FORECAST
ACC DISTRIBUTORS                              3,330                                  6,760                       10,090
CENTRAL BALDWIN MIDDLE SCHOOL                           3,780                                                     3,780
CLARKE COUNTY SCHOOL DISTRICT                                    3,600                                            3,600
CLEMS REFRIGERATED FOODS                      5,455                                                               6,445
SCHOOL DISTRICT OF COLLIER COUNTY                                                    4,920                        4,920
DOUGHERTY CITY SCHOOLS                                                                                 3,208      3,208
ESCAMBIA SCHOOLS DISTRICT                                                 21,471                                 21,471      120,000
FRANKLIN COUNTY SCHOOLS                                                                                5,004      5,004
GLOVER FOOD SERVICE                           3,591                                                              3,591
GREATER ATLANTA SCHOOLS                       1,474     1,359                          204                        3,036
INSTITUTIONAL WHOLESALE CO.                                                8,385     5,952    5,972    5,972     28,761       72,000
W/POWELL CO                                                                          3,802                        3,802
PYA MONARCH ING.                                                                    19,556                       19,556
SUTHERLAND FOODS SERVICE                      3,799     1,089              1,132     1,765    8,840   16,286     32,891      120,000
SYSCO FOOD JACKSONVILLE                       2,126       156              2,462    27,135   16,916    4,942     62,731      240,000
SYSCO FOODS ATLANTA                          25,532     4,663              4,808    13,745   11,004   10,156     69,908      120,000
SYSCO FOODS LOUISVILLE                                                     6,542     3,189    6,150        0     15,653       60,000
VOL CO.                                                                                       5,402    5,297     10.699       84,000
WILLIAMS FOODS                                                                      11,535    5,310   11.070     28,276      480,000
SYSTEM ROBER TORR                                                                                                            180,000
WALKER                                                                                                                        60,000
ATL FOODS                                                                                                                     60,000
FOOD SOURCE                                                                                                                   96,000
BREVARD                                                                                                                      720,000
PACKAGE GOODS                                                                                                                120,000


TOTALS                               $0     $46,297   $11,025   $3,600   $44,778   $98,983  $58,693  $61,938   $326,222   $2,412,000